Exhibit 5.1

BAKER & DANIELS LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana  46240

Tel 317.569.9600    Fax 317.569.4800

www.bakerdaniels.com

January 25, 2010

Simon Property Group, L.P

225 West Washington Street

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We have acted as counsel for Simon Property Group, L.P., a Delaware limited partnership (the “Issuer”), in connection with the issuance and sale by the Issuer of $400,000,000 aggregate principal amount of its 4.20% Notes due 2015, $1,250,000,000 aggregate principal amount of its 5.65% Notes due 2020 and $600,000,000 aggregate principal amount of its 6.75% Notes due 2040 (the “Notes”), including the preparation and/or review of:

(a)           The joint Registration Statement on Form S-3, Registration Nos. 333-157794 and 333-157794-01 (the “Registration Statement”), of the Issuer and Simon Property Group, Inc., the general partner of the Issuer, and the Prospectus constituting a part thereof, dated March 9, 2009, relating to the issuance from time to time of debt securities of the Issuer pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “1933 Act”);

(b)           The Prospectus Supplement, dated January 19, 2010, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the 1933 Act (the “Prospectus Supplement”);

(c)           The Indenture, dated as of November 26, 1996 (the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”);

(d)           The form of the Twenty-Fourth Supplemental Indenture with respect to the Notes to be entered into between the Issuer and the Trustee (the “Supplemental Indenture”), including the form of Notes attached thereto; and

(e)           The Underwriting Agreement dated as of January 19, 2010, among the Issuer, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, RBS Securities Inc. and Barclays Capital Inc. (the “Underwriting Agreement”).

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Issuer and of others, without any independent verification thereof.

On the basis of and subject to the foregoing, we are of the opinion that:

1.             The Supplemental Indenture, when duly executed and delivered by the parties thereto, will represent a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.

2.             When issued, authenticated and delivered pursuant to the Supplemental Indenture and the Underwriting Agreement, the Notes will represent legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.

We express no opinion as to the enforceability of any provisions contained in the Supplemental Indenture for the Notes that constitute waivers which are prohibited by law prior to default.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

Yours very truly,

/s/ Baker & Daniels LLP